Bonus Plan Description

In March 2014, the compensation committee of the board of directors of the Company (the “Compensation Committee”) approved an annual cash incentive plan, pursuant to which certain employees, including the named executive officers specified in the Company’s proxy statement for its 2014 annual meeting, will be eligible to participate in an annual award pool. For 2014, the pool will initially be funded at a range of $1.0 million to a 100% target level of $7.2 million based upon the Company’s achievement of certain financial goals related to Adjusted EBITDA for the year ending December 31, 2014. The target level of funding was determined by the Compensation Committee based on the sum of the target bonus amounts that are included in the employment agreements or offer letters that the Company has with the employees who are eligible to participate in the plan, including the named executive officers. The Compensation Committee will have the discretion to increase the funding for the award pool up to a maximum of 137% of the target level, or $9.84 million, should the Company’s Adjusted EBITDA targets be exceeded. The Compensation Committee also will have the discretion to adjust or make additional cash incentive awards under the plan after taking into consideration the achievement of the Company's financial goals and other factors that the committee deems appropriate, including, but not limited to, the named executive officer’s contributions to the Company's performance during 2014, and the named executive officer’s annual performance review conducted by the Chief Executive Officer or Chief Financial Officer, which will assess, among other things, the named executive officer’s initiative, teamwork and management and communications skills. With respect to the Chief Executive Officer and Chief Financial Officer, the Compensation Committee will have the discretion to adjust the cash incentive awards, if any, to be paid to these named executive officers based on the committee’s annual assessment of these executives, which will be conducted without the input of the executive that is the subject of such assessment.